Exhibit 99.1

UTSTARCOM NAMES MIKE SOPHIE EXECUTIVE VICE
PRESIDENT AND CHIEF OPERATING OFFICER

Sophie Will Continue to Serve as Acting Chief Financial Officer While
Company Conducts Search for Replacement

ALAMEDA, Calif., June 1, 2005 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based end-to-end networking solutions and services, today announced that Mike Sophie has been promoted to executive vice president and chief operating officer at the company.  In his new role, Sophie will be responsible for overseeing UTStarcom’s worldwide operations including its restructuring initiatives announced on May 5, 2005. Sophie will continue as acting chief financial officer of UTStarcom while the company conducts a search for his replacement.

“In his five years at UTStarcom, Mike has played an integral role in the tremendous growth of the company from just $188 million in revenues in 1999 to over $2.7 billion in revenues in 2004,” said Hong Lu, chief executive officer of UTStarcom. “As chief financial officer, Mike has managed the finance department while also being actively involved in operations.  At this time, we believe Mike’s focus on the operational side of the business, including infrastructure improvements and the recently announced restructuring efforts, will promote the success of our globalization strategy. Mike has the experience and understanding of our company and our industry to greatly enhance UTStarcom’s operational effectiveness and to guide the company as it continues to evolve into a leading global provider of communications solutions.”

Sophie joined the company as chief financial officer and vice president of finance in August 1999. Prior to joining UTStarcom, he held executive positions at P-Com, Inc. and Loral Fairchild Corporation and various positions in finance and accounting at Avantek, Inc., Signetics Corporation, and Fairchild Semiconductor. Sophie holds a master’s degree in business administration from the University of Santa Clara and a bachelor of science in business administration from California State University, Chico.

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the anticipated responsibilities of the company’s chief operating officer, UTStarcom’s anticipated continuing evolution into a leading global provider of communications solutions, and the anticipated ability of the company to benefit from the experience and understanding of a member of the company’s senior management, are forward-looking in nature and are subject to certain risks and uncertainties.  The company refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560